Exhibit 21

Subsidiaries of Pixelworks, Inc.

Equator Technologies, Inc. — a Delaware corporation
Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. — a China company
Pixelworks Japan Inc. — a Japan company
Pixelworks Semiconductor Technology (Taiwan) Inc. — a Taiwan company
Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. Shenzhen Branch Office No. 1 – a China company
Pixelworks Hong Kong Limited (Hong Kong) – a Hong Kong company
Pixelworks Semiconductor Technology California LLC (California) – a California company
ViXS Systems Inc. dba Pixelworks Canada (Canada) – a Canadian company
Mucheng Huai Management Consulting (Shanghai) Co., Ltd – A China company
Pixelworks Taiwan LLC - an Oregon company
Pixelworks Semiconductor Technology Company, LLC - an Oregon company